UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2005

IMPCO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15143	91-1039211
(Commission File Number)	(IRS Employer Identification No.)

16804 Gridley Place

Cerritos, California 90703

(Address of principal executive offices) (Zip Code)

(562) 860-6666

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On March 31, 2005, IMPCO Technologies, Inc. (“IMPCO”) completed the acquisition of B.R.C., Societa a Responsibilita Limitata (“BRC”), a leading developer and manufacturer of alternative fuel systems and components with its headquarters located in Cherasco, Italy. The final step of this transaction, a purchase of 50% of BRC’s outstanding equity interests from its founders, Mariano Costamagna and his brother, Pier Antonio Costamagna, included the issuance of 5,098,284 shares of IMPCO common stock and the payment of approximately $10 million in cash. IMPCO previously had acquired 50% of BRC’s equity interest from the founders and their families in a series of related transactions between October 2002 and July 2003.

In connection with this transaction, Mariano Costamagna became IMPCO’s Chief Executive Officer on January 1, 2005. Mariano Costamagna is also an IMPCO director. Pier Antonio Costamagna is an employee of M.T.M., S.r.l., a wholly-owned subsidiary of BRC. Messrs. Costamagna are the guarantors for a $22 million loan extended by MTM to IMPCO on December 22, 2004, and IMPCO has pledged its interest in BRC to Messrs. Costamagna to secure that guaranty. In addition, Messrs. Costamagna were the holders of approximately 7.3% of IMPCO’s outstanding common stock prior to the completion of the acquisition, as a result of the transactions between October 2002 and July 2003.

IMPCO’s Board of Directors formed a special committee of independent directors who had no financial or other material relationship with Messrs. Costamagna or BRC (other than their positions as IMPCO directors) that oversaw the negotiations of the acquisition. The special committee approved a purchase price equal to one-half of 2.5 times BRC’s consolidated capital and reserves measured as of September 30, 2004 with $10 million to be paid in cash and the remainder in shares of common stock. The number of shares of IMPCO common stock was determined according to the weighted average closing price of IMPCO’s common stock as reported by NASDAQ during the three-week period ending the day before IMPCO’s board approved the transaction, which was on October 21, 2004. The $10 million cash component of the purchase price was provided by a portion of the net proceeds from IMPCO’s sale of 4.6 million shares of common stock in February 2005.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) Marco Di Toro was appointed to IMPCO’s Board of Directors effective as of April 1, 2005. IMPCO’s Board of Directors has determined that Mr. Di Toro is an independent director for purposes of the Nasdaq Marketplace Rules. Mr. Di Toro is expected to serve on IMPCO’s nominating committee and compensation committee.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
99.1	Press release of IMPCO Technologies, Inc. dated April 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPCO TECHNOLOGIES, INC.

Date: April 6, 2005	By:	/s/ Mariano Costamagna
Mariano Costamagna
Chief Executive Officer